UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Smith, Roland
   Arby's, Inc. d/b/a Triarc Restaurant Group
   1000 Corporate Drive
   Ft. Lauderdale,, FL  33334
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 28, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President of Arby's, Inc. d/b/a Triarc Restaurant Group
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Options (|$23.3125|12/12|(A) |30,000     |A  |(1)  |12/12|Class A Comm|30,000 |       |30,000      |(D)|            |
right to buy) with tande|        |/97  |    |           |   |     |/07  |on Stock    |       |       |            |   |            |
m tax withholding rights|        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options (|$12.54  |03/20|(A) |10,000     |A  |(2)  |03/20|Class A Comm|10,000 |       |10,000      |(D)|            |
right to buy) with tande|        |/97  |    |           |   |     |/07  |on Stock    |       |       |            |   |            |
m tax withholding rights|        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options (|$12.8125|01/21|(A) |20,000     |A  |(3)  |01/21|Class A Comm|20,000 |       |20,000      |(D)|            |
right to buy) with tande|        |/97  |    |           |   |     |/07  |on Stock    |       |       |            |   |            |
m tax withholding rights|        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) One-third 12/12/98; one-third 12/12/99 and one-third
12/12/00.
(2) One-third 03/20/98; one-third 03/20/99 and one-third
03/20/00.
(3) One-third 01/21/00; one-third 01/21/01 and one-third
01/21/02.
SIGNATURE OF REPORTING PERSON
ROLAND SMITH
DATE
February 11, 1998